UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414
(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

5718 Westheimer Road, Suite 700

Houston, Texas 77057

(Address of Principal Executive Offices)

713. 626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each Exchange on which registered
Common Stock, par value $0.00001	WTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On January 13, 2025, W&T Offshore, Inc. (the “Company”) announced its intention to offer, subject to market and other conditions, $350 million in aggregate principal amount of senior second lien notes due 2029 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The press release does not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes, the related guarantees, or any other securities, nor does it constitute an offer to sell, a solicitation of an offer to buy or a sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company is providing potential investors in the Notes offering a report prepared by Netherland, Sewell & Associates, Inc. relating to estimates of reserves and future revenue, as of June 30, 2024, to the Company’s interest in certain oil and gas properties located in state waters offshore Alabama, Louisiana, and Texas and in federal waters in the Gulf of Mexico. A copy of the report is attached hereto as Exhibit 99.2 and is incorporated into this Item 7.01 by reference.

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All statements, other than historical facts included in this Current Report on Form 8-K, are forward-looking statements, including those relating to the offering of the Notes. All forward-looking statements speak only as of the date of this Current Report on Form 8-K. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The information in this Item 7.01 of this Current Report on Form 8-K is being “furnished” pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events

Risk Factors

The Company is also filing this Current Report on Form 8-K to supplement the risk factors described in Part II, Item 1A of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 with the following risk factors:

We may be required to post cash collateral pursuant to our agreements with sureties under our existing or future bonding arrangements, which could have a material adverse effect on our liquidity and our ability to execute our capital expenditure plan, our ARO plan and comply with our existing debt instruments.

Pursuant to the terms of our agreements with various sureties under our existing bonding arrangements, or under any future bonding arrangements we may enter into, we may be required to post collateral. Additional collateral would likely be in the form of cash or letters of credit. We cannot provide assurance that we will be able to satisfy collateral demands for current bonds or for future bonds.

On August 14, 2024, the Company filed a complaint seeking declaratory relief (the “Original Complaint”) in the U.S. District Court for the Southern District of Texas, Houston Division, against Endurance Assurance Corporation and Lexon Insurance Company (the “Sompo Sureties”), providers of government-required surety bonds that secure decommissioning obligations the Company may have with respect to certain oil and gas assets of the Company (the “Sompo Sureties Litigation”). As described in the Original Complaint, the Company has paid all negotiated premiums associated with the bonds issued by the Sompo Sureties prior to the Original Complaint and has not suffered a material change to its financial status. Despite this, the Sompo Sureties issued written demands to the Company requesting the Company provide collateral to the Sompo Sureties. On October 9, 2024, the Sompo Sureties filed an answer and counterclaim alleging breach of contract due to the Company’s failure to provide the collateral demanded by the Sompo Sureties. The Sompo Sureties originally issued approximately $55.0 million in surety bonds on behalf of the Company but a $13.1 million bond was cancelled by BOEM when W&T fulfilled its decommissioning obligations. The Sompo Sureties have nevertheless requested approximately $55.0 million in cash collateral.

On October 21, 2024, U.S. Specialty Insurance Company (“USSIC”) filed a petition in the District Court of Harris County, Texas, alleging, among other things, breach of the indemnity agreement between the Company and USSIC and seeking to compel the Company to provide the collateral demanded by USSIC (the “USSIC Litigation”). On October 25, 2024, the Company filed a notice of removal with the District Court of Harris County, Texas, removing the case to U.S. District Court for the Southern District of Texas, Houston Division. USSIC has issued approximately $111.0 million in surety bonds on behalf of the Company and has requested $23.0 million in cash collateral.

On November 8, 2024, Pennsylvania Insurance Company a/k/a Applied Surety Underwriters (“Applied”) filed a petition in the United States District Court for the Southern District of Texas, Houston Division, alleging, among other things, breach of the indemnity agreement between the Company and Applied and seeking to compel the Company to provide the collateral demanded by Applied and unpaid premiums of approximately $0.4 million (the “Applied Litigation”). Applied issued approximately $11.3 million in surety bonds on behalf of the Company and has requested approximately $11.3 million in cash collateral.

Also on November 8, 2024, United States Fire Insurance Company (“U.S. Fire” and, together with the Sompo Sureties, USSIC and Applied, the “Sureties”) filed a petition in the United States District Court for the Southern District of Texas, Houston Division, alleging, among other things, breach of the indemnity agreement between the Company and U.S. Fire and seeking to compel the Company to provide the collateral demanded by U.S. Fire (the “U.S. Fire Litigation”). U.S. Fire claims to have issued approximately $93.5 million in surety bonds on behalf of the Company and has requested approximately $93.5 million in cash collateral.

The Sureties’ aggregate collateral demands against the Company total approximately $183.7 million. In addition, Philadelphia Indemnity Insurance Company (“PIIC”) separately made a collateral demand of $71 million. No legal action has been filed by PIIC as of the date hereof. The total aggregate collateral demanded by the Sureties and PIIC is approximately $254.7 million (the “Demanded Collateral”).

On November 22, 2024, the court consolidated the Sompo Sureties Litigation, USSIC Litigation, the Applied Litigation, and the U.S. Fire Litigation (as consolidated, the “Sureties Litigation”). On December 11, 2024, as a result of the foregoing, the Company filed an amended complaint (the Original Complaint, as amended, the “Complaint”) against the Sureties. The Complaint, in relevant part, seeks declaratory relief that (1) the Sureties may not enforce their indemnity agreements such that their action constitute an abuse of right; (2) the Sureties’ interpretation of the indemnity agreements render the agreements illusory; (3) the Sureties may not make unreasonable demands for collateral; (4) the Sureties must accept reasonable collateral as offered by the Company; (5) no additional collateral is required of the Company; (6) the Sureties may not make joint demands for collateral that are inconsistent with those of each other such that the Company cannot comply with each demand; and (7) the Sureties’ changed business model are not legitimate grounds to demand further collateral beyond that offered by the Company. The Company further asserts the following counterclaim against the Sureties: (1) violations of the Sherman Antitrust Act; (2) violations of the Texas Free Enterprise and Antitrust Act; (3) violations of the Texas Insurance Code Section 541; (4) tortious interference with existing contracts and prospective business relationships; and (5) conspiracy.

As a result of the Sureties Litigation, the Company may potentially be required to provide some or all of the Demanded Collateral, or the Company may be required to or choose to replace the surety bonds provided by the applicable surety with surety bonds from different surety entities. The Company is seeking to negotiate a reasonable resolution with respect to collateral provision amongst the Sureties and other surety entities with conflicting or different collateral requests (such as PIIC).

To the extent that the Sureties succeed in forcing the Company to fulfill the Demanded Collateral, or in the event that other surety entities attempt to do the same, the fulfilment of such demands could be significant and our liquidity position will be negatively impacted, and we may be required to seek alternative financing. To the extent we are unable to secure adequate financing, we may be forced to reduce our capital expenditures in the current year or future years, may be unable to execute our ARO plan or may be unable to comply with our existing debt instruments.

We may not be able to extend, replace or refinance the Existing Credit Agreement on terms reasonably acceptable to us, or at all, which could materially and adversely affect our liquidity.

On December 27, 2024, we and certain of our subsidiaries entered into a Twentieth Amendment to our Sixth Amended and Restated Credit Agreement dated as of October 18, 2018 (as amended and modified from time to time, the “Existing Credit Agreement”) to extend the maturity date from December 31, 2024 to January 31, 2025. While we have negotiated multiple extensions of the maturity date under the Existing Credit Agreement, there is no guarantee that we will be able to extend, replace or refinance the Existing Credit Agreement on terms reasonably acceptable to us, or at all. If we are unable to extend, replace or refinance the Existing Credit Agreement it could materially and adversely affect our liquidity.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release of W&T Offshore, Inc. dated January 13, 2025.

99.2	Report of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers and Geologists, dated as of June 30, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC.
(Registrant)

Dated: January 13, 2025	By:	/s/ George Hittner
George Hittner,
Executive Vice President, General Counsel, & Corporate Secretary